                         FINANCIAL CONSULTING AGREEMENT

                  Agreement made this ____ day of _______, 1997 by and between Monroe Parker Securities, Inc.('Consultant') and All Communications Corporation (the 'Company').

                  WHEREAS, the Company desires to obtain Consultant's consulting services in connection with the Company's business and financial affairs, and Consultant is willing to render such services as hereinafter more fully set forth.

                  NOW, THEREFORE, the parties hereby agree as follows:

                  1. The Company hereby engages and retains Consultant and Consultant hereby agrees to use its best efforts, to render to the Company the consulting services hereinafter described for a period of two years commencing as of, and conditioned upon, the closing of the underwriting contemplated in the Registration Statement on Form SB-2, No. 333-_______, declared effective by the Securities and Exchange Commission on __________, 1997.

                  2.   Consultant's   services   hereunder   shall   consist  of
consultations with the Company concerning investment banking and other financial matters to be determined by the Company.

                  3. The Company agrees that Consultant shall not be precluded during the term of this Agreement from providing other consulting services or engaging in any other business activities whether or not such consulting services or business activities are pursued for gain, profit or other pecuniary advantage and whether or not such consulting activities are in direct or indirect competition with the business activities of the Company.

                  4. The Company agrees to pay to Consultant for its services hereunder the sum of Two Percent (2%) of the gross proceeds of the Company's initial public offering. The Company agrees that the entire sum due to Consultant hereunder shall be paid in full on the date hereof.

                  5. Consultant shall be entitled to reimbursement by the Company of such reasonable out-of-pocket expenses as Consultant may incur in performing services under this Agreement.

                  6. All final decisions with respect to consultations or services rendered by Consultant pursuant to this Agreement shall be those of the Company, and there shall be no liability on the part of the Consultant in respect thereof. This Agreement and the Underwriting Agreement dated __________, 1997 contain the entire agreement of the parties hereto with respect to the subject matter hereof, and there are no representations or warranties other than as shall be herein or therein set forth. No waiver or modification hereof shall be valid unless in writing. No waiver of any term, provision or condition of this Agreement, in any one or more instance, shall constitute a waiver of any other provision thereof, whether or not similar, nor shall such waiver constitute a continuing waiver.

                  7. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without regard to the principals of conflicts of laws.

                  IN WITNESS WHEREOF, the parties hereto have caused the agreement to be signed as of the day and year first above written.

                                                  ALL COMMUNICATIONS CORPORATION

                                                  By:___________________________
                                                     Name:
                                                     Title:

                                                  MONROE PARKER SECURITIES, INC.

                                                  By:___________________________
                                                     Name: Stephen J. Drescher
                                                     Title:  Director
                                                             Corporate Finance